EXHIBIT 10.2

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made as of February 28, 2017, by and between ARE-TECHNOLOGY CENTER SSF, LLC, a Delaware limited liability company (“Landlord”), and CALITHERA BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 14, 2013, as amended by that certain letter agreement dated as of March 31, 2013, as further amended by that certain First Amendment to Lease Agreement dated as of October 30, 2013, and as further amended by that certain Second Amendment to Lease Agreement dated as of February 23, 2016 (the “Second Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 53,980 rentable square feet (“Premises”) in a building located at 343 Oyster Point Boulevard, South San Francisco, California, which Premises consists of (i) that certain premises containing approximately 17,507 rentable square feet, (ii) that certain premises containing approximately 11,573 rentable square feet, and (iii) that certain premises containing approximately 24,900 rentable square feet. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.	Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease as provided in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Excess Rents.  Tenant has entered into a sublease agreement with respect to a portion of the Premises (the “Encoded Genomics Sublease”) with Encoded Genomics, Inc., a Delaware corporation.  Tenant may, during the term of the Encoded Genomics Sublease, retain 100% of the Excess Rent realized by Tenant under the Encoded Genomics Sublease and shall not be required to pay any Excess Rent to Landlord with respect to the Encoded Genomics Sublease.  Tenant shall be required to pay to Landlord 50% of Excess Rents realized by Tenant under any other sublease(s) of all or a portion of the Premises other than the Encoded Genomics Sublease pursuant to and in accordance with Section 22(d).

2.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

3.

Security Deposit.  Section 7 of the Second Amendment is hereby amended to provide that Tenant shall be required to deliver to Landlord on or before February 28, 2017, either (a) an additional Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $440,000, or (b) an additional Letter of Credit in the amount of $394,482 as provided for in Section 7 of the Second Amendment.

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4.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection with respect to the Premises, Building and/or Project; and (ii) if Tenant subsequently elects to obtain a CASp inspection with respect to the Premises, Building and/or Project, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

5.	Miscellaneous.

a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Savills Studley.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills Studley, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to

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this leasing transaction.  Landlord shall pay any commission due to Savills Studley pursuant to a separate written agreement between Landlord and Savills Studley.

c.This Third Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

d.This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

e.Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment.  In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail.  Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

CALITHERA BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Susan Molineaux
Its:	President and Chief Executive Officer

LANDLORD:

ARE-TECHNOLOGY CENTER SSF, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Eric S. Johnson
Its:	Senior Vice President, Legal Affairs

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